                                                                  Exhibit (a)(7)

     This announcement is neither an offer to purchase nor a solicitation of an offer to sell these securities. The Offer is made only by the Offer to Purchase and the related Letter of Transmittal and is not being made to (nor will tenders be accepted from) holders of Shares in any jurisdiction in which the Offer or the acceptance thereof would not be in compliance with the securities laws of such jurisdiction. In those jurisdictions where securities laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  Notice of Offer to Purchase for Cash all Outstanding Shares of Common Stock
                                       of
                          PAMIDA HOLDINGS CORPORATION
                            at $11.50 Net Per Share
                                       by
                              SHOPKO MERGER CORP.
                          a wholly owned subsidiary of
                              SHOPKO STORES, INC.

     ShopKo Merger Corp., a Delaware corporation (the "Offeror") and a wholly owned subsidiary of ShopKo Stores, Inc., a Wisconsin corporation (the "Parent"), is offering to purchase all of the shares of common stock, par value $.01 per share (the "Shares"), of Pamida Holdings Corporation, a Delaware corporation (the "Company"), for $11.50 per Share, net to the seller in cash without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 17, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

   ========================================================================
    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
      CITY TIME, ON MONDAY, JUNE 14, 1999, UNLESS THE OFFER IS EXTENDED.
   ========================================================================

     The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer Shares constituting at least 51% of the Shares that are outstanding determined on a fully diluted basis (but not assuming the conversion of Nonvoting Shares (as defined below)), (ii) any waiting period under the HSR Act (as defined in the Offer to Purchase) applicable to the purchase of Shares pursuant to the Offer having expired or having been terminated prior to the expiration of the Offer, and (iii) the satisfaction of certain other terms and conditions.

     The Offer is being made pursuant to an Agreement and Plan of Merger dated as of May 10, 1999 (the "Merger Agreement") among Parent, the Offeror and the Company. The Merger Agreement provides that, among other things, after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Delaware General Corporation Law, as amended, the Offeror will be merged with and into the Company (the "Merger"). At the effective time of the Merger (the "Effective Time"), each Share and each share of nonvoting common stock, par value $.01 per share (the "Nonvoting Shares"), of the Company that is issued and outstanding immediately prior to the Offer (other than Shares and Nonvoting Shares owned by the Company, any subsidiary of the Company, Parent, the Offeror or any other direct or indirect wholly owned subsidiary of Parent (other than Shares in trust accounts, custodial accounts and the like that are beneficially owned by third parties) or Shares with respect to which appraisal rights are properly exercised under Delaware law) will be converted into the right immediately prior to the Effective Time to receive $11.50 (or any higher price that may be paid for each Share pursuant to the Offer) in cash, without interest thereon.

     In connection with the Merger Agreement, Parent and the Offeror entered into Stockholder Agreements, each dated as of May 10, 1999 (the "Stockholder Agreements"), with each of the directors of the Company who together beneficially own approximately 4.7% of the Shares that are outstanding on a fully diluted basis (but not assuming the conversion of the Nonvoting Shares). Pursuant to the Stockholder Agreements, the directors have agreed, among other things, to tender all of their Shares pursuant to the Offer. Parent and the Company have also entered into a Stockholder and Purchase Agreement dated as of May 10, 1999 (the "Stockholder and Purchase Agreement") with 399 Venture Partners, Inc. ("Venture Partners"), which beneficially owns approximately 14.0% of the Shares that are outstanding on a fully diluted basis (but not assuming the conversion of the Nonvoting Shares) and all of the Nonvoting Shares, of the Company that are outstanding. Pursuant to the Stockholder and Purchase Agreement, Venture Partners has agreed, among other things, to tender all of its Shares pursuant to the Offer and has granted the Offeror an irrevocable option to purchase all of its Shares and all of its Nonvoting Shares, at a purchase price of $11.50 per share, exercisable upon the occurrence of certain events. Parent and the Offeror have agreed to exercise the Option and purchase all of the Shares (to the extent not tendered) and all of the Nonvoting Shares from Venture Partners immediately after the purchase of Shares pursuant to the Offer.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS, AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER ALL THEIR SHARES PURSUANT TO THE OFFER.

     For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn, if and when the Offeror gives oral or written notice to American Stock Transfer & Trust Company (the "Depositary") of the Offeror's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which shall act as agent for tendering stockholders for the purpose of receiving payment from the Offeror and transmitting payment to the tendering stockholders. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and
(iii) any other documents required by the Letter of Transmittal.

     If any of the conditions set forth in the Offer to Purchase that relate to the Offeror's obligations to purchase the Shares are not satisfied by 12:00 Midnight, New York City time, on Monday, June 14, 1999 (or any other time then set as the Expiration Date), the Offeror may, subject to the terms of the Merger Agreement, (i) extend the Offer and, subject to applicable withdrawal rights, retain all tendered

Shares until the expiration of the Offer as so extended, (ii) subject to complying with applicable rules and regulations of the Securities and Exchange Commission, accept for payment all Shares so tendered and not extend the Offer, or (iii) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Monday, June 14, 1999, unless the Offeror shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Offeror, shall expire.

     Subject to the limitations set forth in the Offer and the Merger Agreement, the Offeror reserves the right, at any time or from time to time in its sole discretion, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. Under no circumstances will interest on the purchase price of Shares be paid by the Offeror. There can be no assurance that the Offeror will exercise its right to extend the Offer. Any extension of the period during which the Offer is open will be followed, as promptly as practicable, by public announcement thereof, such announcement to be issued not later than 9:00 a.m., New York City Time, on the next business day after the previously scheduled Expiration Date. During any such extension and all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares.

     Except as otherwise provided in Section 4 of the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for payment, may also be withdrawn at any time after July 15, 1999. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder if different from the name of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered for the account of an Eligible Institution (as defined in the Offer to Purchase), the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. All questions as to the form and validity (including time of receipt) of a notice of withdrawal will be determined by the Offeror, in its sole discretion, and its determination shall be final and binding on all parties.

     The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has provided to the Offeror its lists of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other related materials are being mailed to record holders of Shares and will be mailed to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     The Offer to Purchase and the related Letter of Transmittal contain important information that should be read before any decision is made with respect to the Offer.

     Any questions or requests for assistance or for copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at the Offeror's expense. No fees or commissions will be payable to brokers, dealers or other persons other than the Information Agent and the Dealer Manager for soliciting tenders of Shares pursuant to the Offer.


                    The Information Agent for the Offer is:

                             D.F. King & Co., Inc.
                                77 Water Street
                         New York, New York 10005-4495
                Banks and Brokers Call Collect: (212) 269-5550
                   All Others Call Toll Free: (800) 290-6432

                     The Dealer Manager for the Offer is:

                              MERRILL LYNCH & CO.
                            World Financial Center
                                  North Tower
                         New York, New York 10281-1314
                         (212) 449-8971 (Call Collect)



May 17, 1999

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